Exhibit 99.1

At the Company	ON THE WEB
Mike Lonsway	www.forestcity.net
Executive Vice President – Planning
216-416-3325

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

For immediate release

Forest City Announces Redemption of Remaining
3.625% Convertible Senior Notes due 2020

CLEVELAND, Ohio - October 12, 2018 - Forest City Realty Trust, Inc. (NYSE: FCEA) today announced that it has provided notice of its intention to redeem all of its outstanding 3.625% Convertible Senior Notes due 2020 (the “Notes”). Approximately $32.0 million aggregate principal amount of the Notes is currently outstanding.

The redemption is in accordance with the terms of the Indenture, dated as of July 19, 2013, as supplemented by the First Supplemental Indenture, dated as of November 20, 2015, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. The redemption date for the Notes is November 21, 2018. Under the terms of the Notes, the redemption price will be 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest on such Notes, if any, up to, but not including, the redemption date.

Pursuant to the terms of the Indenture, holders have the right to convert their Notes up to the close of business on November 20, 2018.

About Forest City
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $7.9 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of office, apartment and mixed-use real estate throughout the United States. For more information, visit www.forestcity.net.